Exhibit 10.3

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, as amended and restated December 31, 2008, between OMNOVA Solutions Inc. (“OMNOVA”), an Ohio corporation whose headquarter offices are located at 175 Ghent Road, Fairlawn, Ohio 44333-3300, and KEVIN M. MCMULLEN, an individual residing at 541 Falls Road, Chagrin Falls, Ohio, 44022.

This Agreement, as amended and restated to comply with Section 409A of the Internal Revenue Code (the “Code”), will confirm our understanding concerning, and further define, the terms and conditions of your employment with OMNOVA both currently and after December 31, 2008, and supersedes the Employment Agreement between OMNOVA and yourself dated December 1, 2000.

1.	STATUS AS CHIEF EXECUTIVE OFFICER.

Since December 1, 2000, you have been employed as the Chief Executive Officer (“CEO”) of OMNOVA. In this capacity, you will devote your full time and efforts to the performance of those duties customarily and usually performed by the CEO, subject at all times to the direction of the Board of Directors (“Directors”).

2.	STATUS AS CHAIRMAN.

The Directors have elected you Chairman of the Board of Directors (“Chairman”) of OMNOVA. If the Directors remove you as CEO or Chairman prior to your attaining age 65, you may elect to terminate your employment and receive the benefits specified in Paragraph 4(e). The preceding sentence notwithstanding, you shall not be entitled to the benefits specified in Paragraph 4(e) if the Directors decide to remove you as either CEO or Chairman for or due to Cause, or if you fail to give the notice and cure periods as specified in Paragraph 4(f)(v).

As used in this Employment Agreement, “Cause” means any willful (i) failure to follow any instruction or policy of OMNOVA or the Directors, (ii) commission of any felony, (iii) falsification of any company document, or (iv) act committed to provoke dismissal. Notwithstanding the foregoing, in order to constitute “Cause,” OMNOVA must notify you, in writing, of the act or event it deems to be an act or event described above, and provide you a period of thirty (30) days to cure or remedy the condition giving rise to such act or event.

3.	STATUS AS DIRECTOR.

You will continue to serve as a Director by mutual agreement between you and the Directors.

Kevin M. McMullen

Employment Agreement

December 31, 2008

4.	COMPENSATION.

(a)	BASE SALARY. Your base salary will be $655,000 and will be subject to review and adjustment by the non-employee Directors in accordance with OMNOVA’s established practice. Your base salary will be payable in accordance with OMNOVA’s regular pay practices.

(b)

ANNUAL INCENTIVE. You will continue to participate in OMNOVA’s Executive Incentive Compensation Program. Based upon OMNOVA’s achievement of specified objectives and the non-employee Directors’ evaluation of your personal performance, you will have the opportunity to earn an incentive bonus in an amount ranging up to 125% of your base salary and payable in cash and/or shares of OMNOVA’s stock. Bonuses for a particular year are payable in one lump sum amount within 2 1/2 months following the fiscal year in which earned.

(c)	LONG-TERM INCENTIVE.

(i)	Long-Term Incentive Program. You will continue to participate in the Long-Term Incentive Program. If OMNOVA achieves the minimum threshold of its specified performance goals, you will be entitled to receive an incentive award of at least 20% of your average actual base and annual incentive pay during the performance period. If OMNOVA achieves its target specified performance goals, you will be entitled to receive an incentive award of at least 40% of your average actual base and annual incentive pay during the performance period. If OMNOVA achieves its maximum specified performance goals, you will be entitled to receive an incentive award of 75% of your your average actual base and annual incentive pay during the performance period, for performance in excess of maximum specified performance goals. In each case, performance in excess of the threshold and less than the maximum specified performance goals shall a earn an incentive award in amount interpolated between such 20%, 40% and 75% amounts, as the case may be. All such incentive awards shall be payable in cash and/or, shares of OMNOVA’s stock, in accordance with the terms of the OMNOVA Solutions Inc. Long-Term Incentive Program.

(ii)

LTIP Substitution. In lieu of, in whole or in part, grants or opportunities to or for you under the OMNOVA Solutions Inc. Long-Term Incentive Program, the Directors may instead substitute other forms of long-term compensation, on a dollar-for-dollar basis, using target, at the beginning of a performance period. Such compensation may not necessarily be strictly or directly performance-based, but may be subject to time-based vesting, including, but not limited to, awards of restricted stock, stock options

Kevin M. McMullen

Employment Agreement

December 31, 2008

and/or cash. Such awards may be in addition to awards otherwise to be made to you under the OMNOVA Solutions Inc. Second Amended and Restated 1999 Equity and Performance Incentive Plan and any subsequent equity or performance incentive plans.

(d)	EQUITY AND PERFORMANCE INCENTIVE. You will continue to participate in the OMNOVA Solutions Inc. Second Amended and Restated 1999 Equity and Performance Incentive Plan and any subsequent equity or performance incentive plans.

(e)	TERMINATION PAY. The term of your employment will be indefinite in duration and, therefore, subject to termination at will by notice from you or OMNOVA. However, if you experience an Involuntary Separation from Service:

(i)	Separation Pay.

(A)	Amount of Separation Pay. OMNOVA will pay you an amount equal to two times the sum of (1) your annual base salary at the time of such Separation from Service; provided, however, that the base salary before any reduction or rollback of base salary shall be used to calculate this termination payment; and (2) the highest year-end bonus which OMNOVA paid to you in respect of the last three fiscal years preceding such Separation from Service (for this purpose, your highest-year-end bonus will be deemed to be no less than 100% of your current annual base salary) (the “Separation Pay”).

(B)	Timing of Payment for Separation Pay. OMNOVA shall retain legal counsel of its choosing, at it sole discretion and expense, to advise it as to whether or not Section 409A of the Code (including the related treasury regulations) requires that any portion of the distribution of Severance Pay is subject to a six (6) month delay following Separation from Service in order to avoid acceleration of income tax and imposition of the excise tax under Section 409A of the Code.

(1)	In the event that such legal counsel determines that no portion of the Separation Pay is subject to a six (6) month delay under Section 409A of the Code, Separation Pay shall be paid in a single lump sum as soon as practicable after Separation from Service and execution of the Release described below, provided that you have not revoked such Release during your revocation period;

(2)	In the event that such legal counsel determines that some portion, but not all, of the Separation Pay is subject to a six (6) month delay under Section 409A of the Code, then to

Kevin M. McMullen

Employment Agreement

December 31, 2008

the extent that the Separation Pay exceeds the lesser of two times (a) your annualized compensation for the preceding calendar year (provided, however, that if there is a general reduction in executive base pay as a cost-saving measure due to economic conditions, then annualized compensation shall include the annual fixed or base compensation immediately prior to such reduction), or (b) the limit on compensation set forth in Section 401(a)(17) of the Code (the “Section 409A Severance Limit”), then such Separation Pay shall be temporarily reduced by such amount as is necessary to ensure that the Section 409A Severance Limit is not exceeded (the unpaid amount the “Section 409A Severance Reduction”). The Separation Pay that is not in excess of the Section 409A Severance Limit shall be paid as soon as practicable after Separation from Service and execution of the release described below, provided that you have not revoked such Release during your revocation period. The Section 409A Severance Reduction shall be paid to you in a single lump sum payment six (6) months following your Separation from Service Date; and

(3)	In the event that such legal counsel either (A) is unable to determine that no portion (per (1) above) or that only some portion (per (2) above) of the Separation Pay would be subject to the six (6) month delay, or (B) determines that the entirety of the Separation Pay is subject to a six (6) month delay under Section 409A of the Code, then Separation Pay shall be paid in a single lump sum, as soon as practicable, six (6) months following your Separation from Service Date, provided that you have executed the Release described below, and have not revoked such Release during your revocation period.

(ii)	Stock Options. All OMNOVA stock options that you hold will be exercisable in accordance with their terms and conditions for the remainder of their respective 10-year terms;

(iii)

LTIP. OMNOVA will pay you all performance awards under the OMNOVA Solutions Inc. Long-Term Incentive Program due to you at the time of such Separation from Service for any performance period already completed, plus a prorated performance award for each performance period which has not been completed at the time of such Separation from Service, calculated by dividing the number of months employed during such performance period through the Separation from Service Date by the total number of months in each uncompleted performance period, and

Kevin M. McMullen

Employment Agreement

December 31, 2008

multiplying that fraction times the “Pro Forma” award for each performance period. The “Pro Forma” award is calculated using the sum of (A) the actual performance prior to Separation from Service, plus (B) the greater of the actual or target performance following the Separation from Service Date though the end of such performance period. All such amounts will be paid after the end of the relevant performance period in accordance with the provisions of such Plan;

(iv)	EPIP. All awards of Restricted Shares under the Second Amended and Restated 1999 Equity and Performance Incentive Plan and any subsequent equity or performance incentive plans will continue to vest in accordance with the terms of the respective award as if no Separation from Service had occurred and shall not be forfeited due to Separation from Service;

(v)	Health and Life Benefits. For a period of 24 months following your Separation from Service Date (the “Continuation Period”), OMNOVA will arrange to provide you with health benefits (the “Continued Health Benefits”) and life insurance benefits (the “Continued Life Insurance Benefits”) substantially similar to the respective health benefits and life insurance benefits that you were receiving or entitled to receive immediately prior to your Separation from Service. If and to the extent that any Continued Health Benefits or Continued Life Insurance Benefits described in this Paragraph 4(e) are not or cannot be paid or provided under any policy, plan, program or arrangement of OMNOVA, then OMNOVA will reimburse you for the cost of such coverage as you may obtain in lieu thereof for the remainder of the Continuation Period (up to a maximum of the COBRA continuation coverage cost for OMNOVA-provided coverage). Continued Health Benefits provided in-kind, or if paid, then paid, by OMNOVA pursuant to this Paragraph 4(e) shall be provided or paid respectively in a monthly amount equal to one-twelfth (1/12) of the actual cost of such Continued Health Benefits for the year in which they are provided. Continued Life Insurance Benefits provided in-kind, or if paid, then paid, by OMNOVA pursuant to this Paragraph 4(e) shall be provided or paid respectively in a monthly amount equal to one-twelfth (1/12) of the actual cost of such Continued Life Insurance Benefits for the year in which they are provided. Notwithstanding the foregoing to the contrary, no payment for such Continued Life Insurance Benefits by OMNOVA (whether to you or to the applicable life insurance company) shall be made until six months following the Separation from Service Date, at which time OMNOVA shall make a single lump sum payment to you in satisfaction of the first six months of such Continued Life Insurance Benefits. You agree that you shall be responsible for timely payment of the actual cost of such Continued Life Insurance Benefits to the applicable life insurance company for the six months following the Separation from Service Date, and that failure to remit such payments timely may result in the cancellation of the applicable life insurance or other adverse action under the applicable life insurance policy;

Kevin M. McMullen

Employment Agreement

December 31, 2008

(vi)	Outplacement Services. OMNOVA will provide you with reasonable executive outplacement assistance for expenses actually incurred by you (to a maximum of $15,000) for a period not to exceed 24 months following the Separation from Service Date. Reimbursement for reasonable outplacement expenses shall be made within 30 days following submission of appropriate substantiation of such expenses (including completion of any administrative form(s) required by the Directors), but in no event shall such reimbursement occur later than the end of the calendar year following the calendar year in which such expenses are incurred; and

(vii)	Financial Counseling. OMNOVA will provide you with financial counseling in a manner similar to that provided to executive officers (to a maximum of $20,000 per calendar year) for a period not to extend beyond twenty-four (24) months following the Separation from Service Date. Reimbursement for financial counseling services shall be made within 30 days following submission of appropriate substantiation of such expenses (including completion of any administrative form(s) required by the Directors), but in no event shall such reimbursement occur later than the end of the calendar year following the calendar year in which such expenses are incurred;

provided that you execute and deliver to OMNOVA a release of all claims and/or causes of action that arise during or in connection with the termination of your employment, except claims (1) to the termination payment specified in this Paragraph 4(e) and any other payment specified herein, (2) under any stock option or restricted shares awarded to you, and (3) under any employee compensation and/or benefit plan of OMNOVA. Notwithstanding the foregoing, you shall not be entitled to the Termination Pay described in this Paragraph 4(e) if the Directors decide to remove you as either CEO or Chairman due to Cause.

(f)	DEFINITIONS.

(i)

“Separation from Service” shall mean your termination from employment with OMNOVA and all Affiliates on account of your death, retirement or other termination of employment, as determined in accordance with Section 409A of the Code and the regulations thereunder. You will not be deemed to have experienced a Separation from Service if you are on military leave, sick leave or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time as is protected by either statute or contract. You will not be deemed to have experienced a Separation from Service if you provide continuing services that average more than 20% of the services provided by you to OMNOVA or its Affiliates (whether as an employee or an independent contractor) during the immediately preceding 36-month period of services. If you provide services both as an employee and as an

Kevin M. McMullen

Employment Agreement

December 31, 2008

independent contractor of OMNOVA, you must cease providing services both as an employee and as an independent contractor to be treated as having experienced a Separation from Service. If you cease providing services as an independent contractor and begin providing services as an employee, or vice versa, you will not be considered to have a Separation from Service until you cease providing services in both capacities. If you provide services both as an employee of OMNOVA and a Director, the services you provide as a Director generally will not be taken into account in determining whether you have experienced a Separation from Service for purposes of this Agreement.

(ii)	“Involuntary Separation from Service” means a Separation from Service (A) due to the independent exercise by OMNOVA (or any successor company or Affiliate) of the unilateral authority to terminate your services prior to your attaining age 65, other than due to your implicit or explicit request, where you were willing and able to continue performing services, or (B) due to Good Reason; provided that Separation from Service shall not be considered an Involuntary Separation from Service where such Separation from Service was due to Cause.

(iii)	“Affiliate” means a corporation, partnership, joint venture, sole proprietorship or other trade or business that is considered a single employer with OMNOVA by application of Section 414 of the Code, such that it (A) is part of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code) with OMNOVA, (B) is “under common control” (within the meaning of Section 414(c) of the Code) with OMNOVA, or (C) is a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) with OMNOVA.

(iv)	“Separation from Service Date” means the effective date of your Separation from Service.

(v)	“Good Reason” means any of the following: (A) the Directors remove you as CEO or Chairman prior to your attaining age 65 (other than for or due to Cause); (B) you are not paid the base salary under Paragraph 4(a), or provided with the opportunity to earn the Annual Incentive or Long Term Incentive specified in Paragraphs 4(b) and 4(c); or (C) your base salary is reduced from one year to the next; provided, however, that any reduction of your base salary by fifteen percent (15%) or less from one year to the next, where such reduction is proportionate, commensurate, and pursuant to a rollback or reduction of base salaries of all executive officers of OMNOVA, as a group shall not constitute “Good Reason” under clauses (B) or (C) of this sentence. Notwithstanding the foregoing, in order to constitute “Good Reason,” you must notify OMNOVA, in writing, within sixty (60) days, of the act or event you deem to be an act or event described above, and give OMNOVA a period of thirty (30) days to cure or remedy the condition giving rise to the act or event.

Kevin M. McMullen

Employment Agreement

December 31, 2008

g.	FORMULARY ADJUSTMENTS. Subject to your rights to terminate this Agreement for Good Reason, items of compensation that are tied to or a function of base salary, may be adjusted or fluctuate to reflect changes in your base salary without such adjustment or fluctuation constituting a breach of this Agreement.

5.	SEVERANCE AGREEMENT FOR CHANGE IN CONTROL. You shall be entitled to a severance agreement for change in control (the “Severance Agreement”) which provides for severance pay, in the event of a change in control, in an amount equal to three (3) times the sum of Base Pay plus Incentive Pay (as those terms are defined therein) and containing:

(a)	the standard terms and conditions utilized for the Company’s executive officers;

(b)	a “walk at will” provision; and

(c)	an additional provision which requires that any amount which may become payable under that severance agreement be offset by termination pay payable under this Employment Agreement as a result of the termination of your employment due to a change in control.

6.	EMPLOYEE BENEFITS.

You will continue to participate in the following OMNOVA employee benefit plans in accordance with their normal terms and conditions:

(a)	OMNOVA Solutions Consolidated Pension Plan;

(b)	Pension Benefits Restoration Plan for Salaried Employees of OMNOVA Solutions Inc.;

(c)	OMNOVA Solutions Retirement Savings Plan;

(d)	Savings Benefits Restoration Plan for Salaried Employees of OMNOVA Solutions Inc.;

(e)	OMNOVA Solutions Inc. Flexible Benefits Plan;

(f)	OMNOVA Solutions Inc. Medical Plan;

(g)	OMNOVA Solutions Inc. Dental Plan;

(h)	OMNOVA Solutions Inc. Long-Term Disability Plan;

(i)	OMNOVA Solutions Inc. Short-Term Disability Plan;

Kevin M. McMullen

Employment Agreement

December 31, 2008

(j)	OMNOVA Solutions Inc. Basic and Dependent Life Insurance Plan;

(k)	OMNOVA Solutions Inc. Accidental Death and Dismemberment Plan;

(l)	OMNOVA Solutions Inc. Voluntary Personal Accident Plan; and

(m)	OMNOVA Solutions Inc. Business Travel Accident Insurance Plan.

This list may not be inclusive of other benefit plans currently in place.

Since your original hire date was subsequent to January 1, 1995, you will not be eligible to participate in the OMNOVA Solutions Inc. Retiree Medical Plan.

7.	VACATION.

You will continue to be entitled to four weeks of vacation with pay during each year of your employment. You may not carry forward to a subsequent year any unused vacation nor will you be entitled to receive pay in lieu of any unused vacation. Additionally, you will enjoy all paid holidays that OMNOVA designates for its salaried employees in the Fairlawn area.

8.	COUNTRY CLUB MEMBERSHIP.

Building and maintaining business relationships with community leaders, customers, and suppliers is an important function which the CEO is expected to perform. OMNOVA will pay or reimburse you for membership fees and dues at a local country club for your business and personal use. All such payments and reimbursements will be treated as personal income to you in accordance with and as required by law.

9.	FINANCIAL PLANNING.

OMNOVA’s arrangement with AYCO to provide individual financial counseling for its corporate officers will continue to be available to you on a cost-sharing basis. If you elect to participate, your cost will be 10% of the annual fees charged by AYCO. You will have an imputed income liability for the company-paid 90%.

10.	ANNUAL PHYSICAL.

OMNOVA will provide you the opportunity to receive an annual physical examination at any medical center that you may select.

Kevin M. McMullen

Employment Agreement

December 31, 2008

11.	LIFE INSURANCE.

OMNOVA will obtain and pay premiums for term life insurance coverage on your life in the amount of $4 million, the proceeds of which will be payable to a beneficiary designated by you. OMNOVA will gross up your income in order to pay for additional income tax you may owe with respect to such life insurance coverage. Such gross-up shall be paid in a single lump sum payment no later than December 31st of the year in which OMNOVA remits the additional tax. Except as otherwise provided in Paragraph 4(e)(v), upon termination of your employment, OMNOVA will cease to pay premiums for such life insurance coverage, and you will be able to continue such coverage at your own expense for the remainder of the term.

12.	AGREEMENT.

(a)	This Employment Agreement supersedes the Employment Agreement dated July 16, 1996, between you and GenCorp Inc., and assumed by OMNOVA in connection with the October 1, 1999 spinoff of OMNOVA from GenCorp Inc., and further amends and restates and supersedes the Employment Agreement dated December 1, 2000, between you and OMNOVA.

(b)	This Employment Agreement and the Severance Agreement between you and the Company constitute the entire understanding between you and OMNOVA regarding the terms of your employment with OMNOVA.

(c)	Except as expressly provided herein, this Employment Agreement may not be changed, amended or terminated, in whole or in part, except by a writing executed by you and by an authorized officer of OMNOVA.

(d)	This Employment Agreement shall in all respects be construed in accordance with the laws of the State of Ohio.

(e)	This Employment Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of OMNOVA, including any successor resulting from a change in control.

13.	CODE SECTION 409A.

(a)

CODE SECTION 409A COMPLIANCE. This Employment Agreement is intended to be operated in compliance with the provisions of Section 409A of the Code (including any rulings or regulations promulgated thereunder). In the event that any provision of this Employment Agreement fails to satisfy the provisions of Section 409A of the Code, then such provision shall be reformed so as to comply with Section 409A of the Code and to preserve as closely as possible the intention of the Company and the Executive in entering this Employment Agreement. The Company will discuss with you in good faith any amendment (consistent with the prior sentence) to this Employment Agreement to comply with Section 409A of the Code in the event it is later determined that any provision herein causes this

Kevin M. McMullen

Employment Agreement

December 31, 2008

Agreement not to comply with Section 409A of the Code; provided that, in the event it is determined not to be feasible to so reform a provision of this Employment Agreement as it applies to a payment or benefit due to the Executive or his beneficiary(ies), such payment shall be made without complying with Section 409A of the Code.

(b)	CODE SECTION 409A GROSS-UP. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by OMNOVA or any of its Affiliates to you or for your benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement (a “Payment”), would be subject to the tax imposed by Section 409A of the Code (or any successor provision thereto), including the applicable treasury regulations, by reason of being considered “deferred compensation” as defined thereby, or any interest or penalties with respect to such taxes (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), and you remit such Excise Tax to the appropriate taxing authority, then you shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”). The Gross-Up Payment shall be in an amount such that, after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. To address compliance with Section 409A of the Code, OMNOVA and you agree that the Gross-Up Payment by OMNOVA described under this Paragraph 13(b) will in no event be made later than the end of the calendar year after the calendar year in which you remit those amounts to the taxing authority.

OMNOVA SOLUTIONS INC.

Date: December 31, 2008	By:	/s/ Edward P. Campbell
Campbell Edward P. Campbell
	Its:	Chairman, Compensation and Corporate Governance Committee

Date: December 31, 2008		/s/ Kevin M. McMullen
KEVIN M. McMULLEN